                                                                        Investor Relations Contacts:

Stephanie Prince/Jody Burfening

LHA

212-838-3777

sprince@lhai.com

FAB Universal Comments on Unusual Trading Activity

PITTSBURGH, PA. October 2, 2013 -- FAB Universal (NYSE MKT: FU), a worldwide distributor of digital media and entertainment, announced that the New York Stock Exchange has notified the Company about significant and unusual trading activity in FAB’s shares on October 1, 2013 and requested that the Company respond by press release to the unusual activity.

Ordinarily, it is FAB’s policy not to comment on unusual market activity or market rumors. However, FAB management believes that misinformation pertaining to the Company’s stock distribution schedule, as established in the Share Exchange Agreement dated April 5, 2012 and related to its September 26, 2012 acquisition of DEI Ltd., is contributing to the unusual trading activity.  FAB has been transparent with investors about the terms of the DEI Ltd. acquisition, in accordance with NYSE corporate governance rules, in its filings with the SEC and conversations with shareholders and interested investors.   In addition, the Company has posted its current investor presentation to the investor relations section of its corporate web site, www.fabuniversal.com, under News and Events.  Slide 21 of the presentation contains a detailed share distribution schedule.

Background

At the closing of the DEI acquisition on September 26, 2012, FAB Universal issued 290 Series B Preferred Shares in addition to 10,282,611 Initial Company Shares. These preferred shares have no dividend rights or voting rights. The preferred shares will be convertible into shares of the Company’s common stock in three tranches upon the occurrence of certain corporate governance and performance objectives as detailed in the Company’s SEC filings. Assuming full conversion and based on a total of 10,702,309 fully-diluted outstanding common shares as of the closing date, September 26, 2012, 14,689,444 common shares will be issuable upon conversion of the first tranche of Preferred Stock; 5,488,364 common shares upon conversion of the second tranche; and 7,484,132 common shares upon conversion of the third tranche.

Information regarding the share distribution schedule is contained in the following statements filed by FAB Universal with the Securities and Exchange Commission:

6/30/13 10Q footnote 9: http://www.sec.gov/Archives/edgar/data/1074909/000154812313000339/f10qv7clean.htm

3/31/13 10Q footnote 9: http://www.sec.gov/Archives/edgar/data/1074909/000101041213000131/f10qfinal33113.htm

12/31/12 10K footnote 12: http://www.sec.gov/Archives/edgar/data/1074909/000101041213000061/f10kv10clean.htm

9/30/12 10Q footnote 10: http://www.sec.gov/Archives/edgar/data/1074909/000101041212000391/f10qv9clean.htm

September 26, 2012 8K Disclosure of Acquisition - Item 3.02: http://www.sec.gov/Archives/edgar/data/1074909/000101041212000343/f8kcurrentreportlwbclean4209.htm

June 1, 2012 Definitive Proxy (Shareholder approval for the acquisition) 2012 Proposal No. 3: http://www.sec.gov/Archives/edgar/data/1074909/000101041212000265/definitive_proxy.htm#Toc326138316

About FAB Universal Corp.

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution. FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores and Franchises, and online through Apple iTunes and Google Android. We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution. Sales of digital media are generated through the kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids

and many other devices and destinations. We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team. Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services or changes in our business strategies.